Exhibit 10.01


                                                   PRESS RELEASE


FOR RELEASE:  IMMEDIATE


CONTACT:  Timothy J. Rigas, Executive Vice President
                   (814) 274-9830


                                    HYPERION POSTPONES INITIAL PUBLIC OFFERING

                                        Coudersport, PA - November 11, 1996

John J. Rigas, President and Chief Executive Officer of Adelphia Communications Corporation (Nasdaq- NNM: ADLAC) announced today that Adelphia's CLEC subsidiary, Hyperion Telecommunications, Inc., has elected not to proceed with an initial public offering of its Class A Common Stock. Adelphia attributes the postponement of the Hyperion initial public offering of Class A Common Stock to a change in market conditions in the IPO equity market over the past several weeks.

Hyperion is a competitive local exchange carrier ("CLEC") that designs, constructs, operates and manages state-of-the-art fiber optic networks and facilities in 18 markets, primarily through joint ventures in the eastern half of the United States. Hyperion is an 89% owned subsidiary of Adelphia, the seventh largest cable television operator in the United States, which currently serves approximately 1.8 million subscribers in 15 states.



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